Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus, “Information Incorporated by Reference” in the Statement of Additional Information, and to the incorporation by reference of our reports dated December 17, 2014 on the October 31, 2014 financial statements and financial highlights of Principal Funds, Inc., which includes LargeCap Blend Fund II and Principal Capital Appreciation Fund, in this Registration Statement under the Securities Act of 1933 (Form N-14) filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Minneapolis, Minnesota
January 16, 2015